EXHIBIT 99.3


Good morning, this is Michael Becker, president and chief executive officer of Cytogen Corporation.

Before I begin, let me remind you that certain statements on this conference call constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and actual results and events could differ materially from those indicated by these forward looking statements. For a detailed discussion of factors that could cause actual results to vary from these forward-looking statements, please refer to the company's most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for fiscal year 2001, and our other recent reports on Form 10-Q and Form 8-K.

On Friday, January 24th Cytogen issued a press release through PR Newswire announcing that it provided DRAXIMAGE Inc., the radiopharmaceutical subsidiary of DRAXIS Health Inc., with notice of termination for each of its License and Distribution Agreement and Product Manufacturing and Supply Agreement with respect to both of DRAXIS' BrachySeed(TM) I-125 and BrachySeed(TM) Pd-103 products. The full text of this press release as well as a replay of this conference call can be accessed through Cytogen's website, at www.cytogen.com. A copy of the press release can also be obtained by contacting Stacy Shearer, Investor Relations for Cytogen Corporation at 609-750-8289.

Cytogen provided such notice of termination upon a determination that there is no reasonable expectation that DRAXIS can consistently supply the BrachySeed products at quantities, activity levels, and schedules amenable to commercial sale, which has negatively impacted Cytogen's ability to market such products. As you may be aware, the introduction of BrachySeed I-125 occurred in the first half of 2001 and the introduction of BrachySeed Pd-103 occurred in the second quarter of 2002. This morning DRAXIS issued a press release indicating its belief that Cytogen failed to meet certain minimum annual sales requirements set out in the agreements. It must be understood that the reason such sales were not achieved is because of DRAXIS' failure to provide their products as required by contract.

DRAXIS' unilateral decision to indefinitely halt the production of BrachySeed Pd-103 further contributed to Cytogen's decision to terminate its licensing, distribution and manufacturing arrangements with DRAXIS. As previously communicated, both companies' decision to enter the brachytherapy field was predicated on the successful launch of both the Iodine and Palladium brachytherapy products.

Despite our notice of termination to DRAXIS, Cytogen expects that existing orders for BrachySeed I-125 will be processed. However, effective January 24, 2003, Cytogen will no longer accept or fill new orders for the BrachySeed I-125 and BrachySeed Pd-103 products. We regret any inconvenience this service and supply disruption may create for our customers.

At this time, I would like to discuss BrachySeed's historical contribution to Cytogen's product revenue. Cytogen expects that fourth quarter and year ended 2002 financial results will be available in mid-February 2003. Therefore, today's remarks will be limited to BrachySeed sales through the third quarter of 2002, our most recent financial disclosure.

As you may be aware, Cytogen primarily generates revenue from the sale of products marketed through its in-house specialty sales force and from royalties received on the sale of Quadramet(R) through Berlex Laboratories in the United States. Collectively, we refer to this as "product-related revenue." In the third quarter of 2002, BrachySeed accounted for $698,000, or 23% of the $3.04 million in product-related revenue for the period. During the nine months ended September 30, 2002, BrachySeed accounted for $1.72 million, or 19% of the $9.22 million in product-related revenue for the period.

Cytogen provided financial guidance for 2002, the most recent example of which can be found in our third quarter 2002 financial release dated November 5, 2002. At this time, we have no reason to alter this guidance, which dictated that:

    -  Total revenues = $12.5 million to $14.5 million
    -  Cost of sales = $4.4 million to $5.3 million
    - Operating expenses excluding the cost of sales and one-time, non-cash items = $20 million to $22 million
    - Cash resources at the end of the third quarter of 2002 of $16.25 million should be sufficient to fund the Company's current operations during 2003

    - Estimated cash usage from operating activities for the year 2002 is expected to be in the range of $9.5 million to $10.5 million, of which $6.94 million was used during the nine-month period ending September 30, 2002

You may be wondering if Cytogen will initiate change in its strategic direction as a result of the announced exit from the brachytherapy market. The resounding answer is NO - the strategic direction for Cytogen remains clear: we are a product-driven, oncology-focused biopharmaceutical company. Our marketed products, such as ProstaScint(R), Quadramet and NMP22(R) BladderChek(TM); as well as late-stage opportunities, such as Combidex(R), and our evolving PSMA development pipeline reflect Cytogen's reputation for bringing innovation to patients and physicians in the fight against cancer. Through continued success in licensing late-stage and/or marketed products, we expect to leverage Cytogen's strategic investment in a sales and marketing infrastructure. To reemphasize the issue: Cytogen's decision to exit the brachytherapy market was driven by the fact that DRAXIS could not meet its contractual commitments with respect to both of its Iodine and Palladium products, not due to a deviation from our product-focused strategy.

Importantly, Cytogen's participation in the brachytherapy market has - and continues to - provide value separate and apart from DRAXIS through the continued research of new product applications for our lead product ProstaScint, such as:

    - Combining or fusing ProstaScint with CT (computed tomography) or MRI (magnetic resonance imaging) scans in a digital overlay ("image co-registration"); and
    - Using ProstaScint scans to guide therapy ("image-guided therapy"), which is not limited to enhancing the placement of brachytherapy seeds, but can also be applied to cryosurgery and external beam radiation, such as intensity modulated radiation therapy (IMRT), an advanced and more powerful form of therapy that uses computers to focus radiation more precisely on the tumor.

Cytogen believes that future growth in ProstaScint is largely dependent upon, among other things, the implementation and continued research of these exciting new product applications. Further, the Company believes it is well positioned to now leverage the experience and knowledge gained through the brachytherapy market as a driver across the broad range of treatment options that may benefit from novel image-guided therapy research applications. As evidence of this strategy, in June 2002 Cytogen announced that researchers at the Mayo Clinic have initiated a new phase I/II clinical study to evaluate the utility of ProstaScint in helping to guide advanced radiation therapy for prostate cancer with greater precision and reduced damage to surrounding tissue. The study will use ProstaScint to guide IMRT, an advanced and more powerful form of therapy that uses computers to focus radiation more precisely on the tumor.

Our vision for the future is clear: regardless of which prostate cancer therapy prevails in the marketplace, whether it is IMRT, brachytherapy, cryosurgery, or otherwise, Cytogen would like to see ProstaScint imaging used to enhance the treatment of prostate cancer.

At Cytogen, we are committed to making a difference for our customers - the physicians, technologists, physicists, nurses and support staff who use our products and services to benefit the care of oncology patients. Further, Cytogen is committed to making a difference in the lives of our employees, the community, and our shareholders. This vision is becoming a reality through Cytogen's marketed products, our fully integrated sales and marketing organization, the Company's evolving diverse and innovative pipeline, and our distinct competitive position in targeting technology for cancer imaging and therapy.

While our historical financial results show an operating loss, Cytogen's management understands the importance of the bottom line. Therefore, the Company will focus on higher margin products and continue to carefully evaluate focused investments in research, development, and commercialization activities that will result in measurable performance for the company going forward. As a product-driven, oncology-focused biopharmaceutical company, we believe Cytogen is in a stronger position to explore new in-licensing opportunities while realizing the full value of its PSMA development pipeline.

Before we open the call to take your questions, let me close by saying that Cytogen's stock price will fluctuate, and may - or may not - reflect our achievements at any given point in time. However, I am confident that we are laying a solid foundation for growth in the future and continue to be optimistic about Cytogen's prospects.

At this time we will open the call for your questions, which we would like to confine to the topic of BrachySeed. We expect to conduct future conference calls to address other corporate matters.